NEWS RELEASE

Astronics Corporation - 130 Commerce Way - East Aurora, NY - 14052-2191

For more information contact: David C. Burney, Chief Financial Officer Phone: (716) 805-1599, ext. 159 Fax: (716) 805-1286 Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

ASTRONICS CORPORATION REPORTS FIRST QUARTER 2004 RESULTS
Backlog Increases 22% on Republic of Korea F-16 NVIS Production Order

EAST AURORA, NY, April 28, 2004 -- Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting and electronics systems for the global aerospace and defense industry, today announced earnings results for the first quarter, which ended April 3, 2004.

Net sales for the first quarter of 2004 increased 3% to $9.0 million compared with $8.7 million for the same period last year. Sales were strong for all markets. Sales to the Business Jet market were $2.5 million, up $.4 million, or 19%, compared with the same period in 2003. Sales to the Commercial Transport market were up $.2 million, or 14% to $1.9 million compared with the year ago period. Sales to the military market were $4.2 million, down from $4.6 million in the same period of 2003. Last year’s first quarter included $.5 million in revenue from the U.S. Government’s F-16 NVIS retrofit program, which was completed in 2003.

Income from continuing operations for the first quarter was $226 thousand, or $.03 per diluted share, compared with $277 thousand for the first quarter of 2003, also $.03 per share on a diluted basis. Net income for the first quarter of 2004 was $226 thousand, equivalent to income from continuing operations. This compared with $558 thousand for the first quarter of 2003, which included $281 thousand of income from discontinued operations. Net income and income from continuing operations for the first quarter this year were impacted by a $500 thousand increase in engineering and development costs associated with new program opportunities. Last year’s first quarter included approximately $75 thousand in expenses associated with the spin-off of its former print and packaging business and corporate restructuring. Bookings, or orders received, during the first quarter of 2004 were $13.2 million, up 25% from $10.6 million for the same period of 2003.

Backlog, or firm purchase orders for production, was up 22% to $23.0 million at the end of the first quarter of 2004 from $18.8 million at the end of the first quarter of 2003, and up $4.2 million compared with backlog at December 31, 2003. Contributing to the growing backlog was the production order received for the Republic of Korea Night Vision Instrument System (NVIS) retrofit kits for its F-16 Fighting Falcons. Peter Gundermann, President and CEO of Astronics Corporation, commented, “We are pleased with the many opportunities we see emerging. Bookings are strong, and we see increased activity across the markets we compete in. Our book to ship ratio for the quarter was 1.48 and has trended upward since the third quarter of last year. The ratio is an indication of future periods’ sales potential and the trend correlates well with sales. However, not all bookings translate into sales due to cancellations, and the timing of the release of shipments is dependent upon production schedules and customer needs. But we like the direction that the ratio has been trending.”

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Astronics Corporation Reports First Quarter 2004 Results
April 28, 2004

He added “Our bottom line results reflect our continued investment in engineering and development in new products and new generation technology for the various development contracts we have won. Even with the increased investment, we were able to maintain profitability through continued cost discipline and improved sales.” Year-to-date, the company has announced its receipt of development contracts for the Hawker Horizon, Cessna Mustang and the Eclipse 500 business jet. Mr. Gundermann continued, “Development programs, such as the ones we have announced this year and the Joint Strike Fighter, are expensive in the short term, but they are the key to our long term growth and prosperity.” Capital expenditures in the first quarter of 2004 were $90 thousand. Depreciation and amortization for the quarter was $323 thousand.

Webcast and Conference Call

Astronics will hold a teleconference and webcast to discuss its First Quarter 2004 results at 11:00 a.m. ET today. The Astronics conference call can be accessed the following ways:

  The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialling (303) 262-2142 approximately 5 - 10 minutes prior to the call.

To listen to an archived call:

  The archived webcast will be at http://www.astronics.com approximately two hours after the completion of the call. A transcript will also be posted once available.
  A replay can also be heard by calling (303) 590-3000, and entering passcode 576982#. The telephonic replay will be available through Wednesday, May 5, 2004 at 11:59 p.m. ET

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a manufacturer of specialized lighting and electronics for the cockpit, cabin and exteriors of military, commercial transport and business jet aircraft. A major lighting and electronics supplier to the aircraft industry, its strategy is to expand from a components and subsystems supplier to an aircraft lighting systems integrator, increasing the value and content it provides to various aircraft platforms. Luminescent Systems Inc. is Astronics’ primary operating subsidiary which produces its aerospace and defense products.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially than those contemplated by the statements. Important factors that could cause actual results to differ materially include the Company’s ability to execute its strategy, the impact of the economy; the likelihood activity in the markets served will translate into future sales, and the state of the aerospace industry, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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Astronics Corporation Reports First Quarter 2004 Results
April 28, 2004

CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)
	Three Months Ended
			% Increase
	4/3/04	3/29/03	(Decrease)
Net sales	$8,969	$8,686	3.3%
Cost of products sold	7,281	6,698	8.7%
Selling, general and administrative	1,324	1,548	(14.5)%
Income before taxes	364	440	(17.3)%
Income taxes	138	163	(15.3)%
Income from continuing operations	226	277	(18.4)%
Income from discontinued operations	-	281	(100.0)%
Net income	$226	$558	(59.5)%

Basic earnings per share:
Continuing operations	$0.03	$0.03	0.0%
Discontinued operations	$-	$0.04	(100.0)%
Net Income	$0.03	$0.07	(57.1)%

Diluted earnings per share:
Continuing operations	$0.03	$0.03	0.0%
Discontinued operations	$-	$0.04	(100.0)%
Net income	$0.03	$0.07	(57.1)%

Weighted average diluted shares outstanding	7,815	7,923

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	(unaudited)
	4/3/04	12/31/03
ASSETS:
Cash and cash equivalents	$11,420	$11,808
Accounts receivable	5,618	4,383
Inventories	6,106	5,707
Prepaid expenses	1,257	1,378
Property, plant and equipment, net	14,952	15,119
Other assets	7,006	7,079
	$46,359	$45,474

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long-term debt	$895	$896
Accounts payable and accrued expenses	4,128	3,458
Net current liabilities of discontinued operations	236	155
Long-term debt	12,434	12,482
Long term liabilities of discontinued operations	287	397
Other liabilities	5,219	5,146
Shareholders’ equity	23,160	22,940
	$46,359	$45,474